Comparison of change in value of $10,000 investment in Dreyfus Premier High Yield Securities Fund Class A Shares and the
Merrill Lynch High Yield Master II Index

EXHIBIT A:
                            DREYFUS
                            PREMIER
                MERRILL    HIGH YIELD
                 LYNCH     SECURITIES
               HIGH YIELD     FUND
    PERIOD     MASTER II   (CLASS A
                INDEX *     SHARES)

    3/25/96     10,000       9,427
   10/31/96     10,651      10,862
   10/31/97     12,177      13,156
   10/31/98     12,167      11,015
   10/31/99     12,850      13,175
   10/31/00     12,634      11,569

* Source: Bloomberg L.P.